EXIBIT B


ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
FINANCIAL DATA SCHEDULE
DECEMBER 31, 1995
(In thousands)

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED
FROM THE CONSOLIDATING BALANCE SHEET AND CONSOLIDATING INCOME
STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH
FINANCIAL STATEMENTS.

 Item No.  Caption Heading
     1     Total Assets                         $1,782,759
     2     Total Operating Revenues               $988,043
     3     Net Income                              $55,755